Exhibit 10.5
R.G. BARRY CORPORATION
AMENDED AND RESTATED DEFERRAL PLAN
Effective as of October 28, 2008
1.00 Purpose
Effective January 1, 2006, the Company adopted the R. G. Barry Corporation Deferral Plan to provide supplemental deferred compensation to Participants based on the value of equity awards issued under the Equity Plan and deferred into this Plan. The Company hereby amends and restates the Plan in its entirety effective as of October 28, 2008. The Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA.
2.00 Definitions
Whenever used in this Plan, the following words, terms and phrases will have the meanings given to them in this section, unless another meaning is expressly provided elsewhere in this document or clearly is required by the context. Also, the form of any word, term or phrase will include all of its other forms.
2.01 Account: The Account established under Section 4.01 for each Participant.
2.02 Beneficiary: The person a Member designates to receive (or to exercise) any Plan benefit (or right) that is undistributed (or unexercised) when the Member dies. A Beneficiary may be designated only by following the procedures described in Section 11.06.
2.03 Board: The Company’s board of directors.
2.04 Change in Control: The occurrence of any of the following events:
[1] The acquisition by any person (as defined under Code §409A), or more than one person acting as a group (as defined under Code §409A), of stock of the Company that, together with the stock of the Company held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of all of the stock of the Company;
[2] The acquisition by any person, or more than one person acting as a group, within any 12-month period, of stock of the Company possessing 30 percent or more of the total voting power of all of the stock of the Company;
[3] A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
[4] The acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code §409A and the Treasury Regulations promulgated thereunder.
2.05 Code: The Internal Revenue Code of 1986, as amended from time to time.

2.06 Committee: The administrative committee described in Section 7.00.
2.07 Company: R. G. Barry Corporation, an Ohio corporation.
2.08 Director: A person who [1] is an elected member of the Board or of the board of directors of a Related Entity (or has been appointed to the Board or to the board of directors of a Related Entity to fill an unexpired term and will continue to serve at the expiration of that term only if elected by shareholders) and [2] is not an Employee.
2.09 Disability: A Participant or an Inactive Participant is:
[1] Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

[2] By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or

[3] Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
2.10 Eligible Person: Each Employee and Director who meets the eligibility criteria listed in Section 3.00.
2.11 Employee: Each person employed by an Employer.
2.12 Employer: The Company and any Related Entity that adopts this Plan as provided in Section 11.13.
2.13 Equity Plan: The R. G. Barry Corporation 2005 Long-Term Incentive Plan, as amended from time to time, and any successors to it.
2.14 ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.
2.15 Inactive Participant: A person who [1] is actively employed by an Employer but no longer meets the eligibility conditions described in Section 3.00, [2] is transferred to the direct employment of a Related Entity that is not an Employer or [3] has Terminated but has not received a complete distribution of his or her Plan Benefit.
2.16 Investment Fund: The funds established by the Committee under Section 4.02 to measure the investment gains and losses attributable to each Member’s Accounts.
2.17 Key Employee: A “specified employee” as defined under Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees.
2.18 Member: Collectively, [1] a Participant, [2] an Inactive Participant and [3] as appropriate, the Beneficiary of a deceased Member.
2.19 Participant: An Eligible Person who has met and continues to meet the conditions described in Section 3.00.
2.20 Participation Agreement: The agreement that each Eligible Person must complete and return to the Company upon becoming a Participant.
2.21 Plan: The R. G. Barry Corporation Amended and Restated Deferral Plan, as described in this document and any amendments to it.
2.22 Plan Benefit: The balance of a Member’s Accounts as of any Valuation Date.

2.23 Plan Year: Each fiscal year of the Company during which the Plan is in effect.
2.24 Related Entity: Any business entity with whom the Company would be considered a single employer under Code §414 (b) or (c).
2.25 Termination: A “separation from service,” within the meaning of Treasury Regulation §1.409A-1(h), with the Company and all Related Entities.
2.26 Valuation Date: With respect to any Investment Fund (or component of an Investment Fund) [1] that is traded on a public stock exchange, each day the exchange is open and [2] that is not publicly traded, the last day of each Plan Year and [3] whether or not publicly traded, any other date or dates fixed by the Committee for the valuation and adjustment of Accounts.
3.00 Eligibility and Participation
3.01 Eligibility. Eligible Persons will consist of each [1] Director and [2] Employee to whom his or her Employer, in its sole discretion, extends the opportunity to participate in the Plan and who, in the Committee’s judgment [a] is highly compensated or a member of a select group of management employees (both within the meaning of Title I of ERISA); and [b] complies with Section 3.03.
3.02 Duration of Participation. An Eligible Person who has met the conditions described in Section 3.01 will continue to be a Participant until the earlier of the date he or she [1] no longer meets the conditions described in Section 3.01, [2] no longer is an Employee or a Director, whether or not he or she Terminates, or [3] in the case of Employees, is excluded (for any reason or for no reason) from the Plan by his or her Employer or by the Committee. Notwithstanding the foregoing, if an Eligible Person’s status as a Participant is terminated, any deferral election then in effect shall terminate as of the earlier of [a] the Eligible Person’s date of Termination or [b] the end of the Plan Year during which the Eligible Person’s status as a Participant is terminated.
3.03 Participation Agreement.
[1] The Committee will prepare a Participation Agreement for each Eligible Person, although none of the Company, any Related Entity or the Committee (or any member of the Committee) will be liable for the effect of any failure to complete and send a Participation Agreement to an otherwise Eligible Person. The Participation Agreement will specify the date the Eligible Person may participate in the Plan and any other term or provision specifically affecting the Participant’s Plan Benefit or participation in the Plan.
[2] Each Eligible Person who has received a Participation Agreement described in Section 3.03[1] must complete and return the completed Participation Agreement to the Committee as described in Section 3.03[3] below as a condition to participating in the Plan. Once completed and returned, a Member’s Participation Agreement will remain in effect and may subsequently be revoked or amended only as provided in such Participation Agreement and in compliance with Code §409A.
[3] With respect to each calendar year, a Participant may elect to have all or a portion of any type of equity award granted during such calendar year and which is specified in the applicable Participation Agreement deferred pursuant to the terms of the Plan by filing a Participation Agreement with the Committee no later than December 31 of the preceding calendar year. Notwithstanding the foregoing, during a calendar year in which a Participant first becomes eligible to participate in the Plan, the Participant may file such a Participation Agreement with the Committee no later than 30 days after the date on which he or she first becomes eligible to participate in the Plan. Such Participation Agreement shall be effective only with respect to awards granted for services performed after the date of such election. For purposes of this Section 3.03[3], a Participant is first eligible to participate in the Plan only if the Participant is not eligible to participate in any other arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2).

[4] An election made pursuant to a Participation Agreement shall be irrevocable after the last day on which such election may be made, as described in Section 3.03[3].
4.00 Credits to Accounts
4.01 Participants’ Accounts. Subject to the rules described in this section and elsewhere in the Plan, the Committee will establish one or more Accounts for each Participant to which it will credit [1] deferred awards granted under the Equity Plan to be credited as of the date the awards vest under the terms of the Equity Plan and the award agreement to which the deferred award relates and [2] the amount calculated under Section 4.02. Notwithstanding the foregoing, no nonqualified stock options or stock appreciation rights (or any amounts relating to the exercise of such awards) may be deferred under the Plan.
4.02 Investment Fund. The Committee will establish and maintain an Investment Fund (which will be used to value each Member’s Accounts) based solely on the value and earnings of the Company’s stock. The Committee will account for each Member’s investment in the Investment Fund as if that investment had actually been made, although none of the Company, any Related Entity or the Committee (or any member of the Committee) is obliged to make the investment. The fair market value of the Investment Fund will be calculated as of each Valuation Date. Any increase or decrease in the value of the Investment Fund, less associated administrative and other Plan expenses described in Section 7.05, will be allocated to each Member’s Accounts.
4.03 Vesting. A Member will always be 100 percent vested in the amount credited to his or her Accounts.
5.00 Distribution of Plan Benefits
5.01 Normal Time, Schedule and Form of Payment. Except as otherwise provided in this Section 5.00:
[1] Subject to Section 5.01[2], a Member’s Plan Benefit will be distributed in a single payment within 70 days following the occurrence of the earliest of any of the following distribution events: [a] a Change in Control, [b] the Participant’s or Inactive Participant’s Termination or [c] the Participant’s or Inactive Participant’s Disability.
[2] Notwithstanding the foregoing, if a Plan Benefit becomes distributable in connection with a Participant’s or an Inactive Participant’s Termination (as described in Section 5.01[1]) and the Participant or Inactive Participant is a Key Employee at the time of such Termination, the Plan Benefit will be distributed on the first business day of the seventh month following such Termination or, if earlier, the Key Employee’s death.
[3] In all cases, Plan Benefits will be distributed in cash and/or stock, as specified in the award agreement through which the deferred award was granted.
5.02 Optional Time, Schedule and Form of Payment.
[1] A Participant may elect in his or her Participation Agreement to receive a distribution of the Account to which that Participation Agreement relates (in cash and/or stock, as specified in the award agreement through which the deferred award was granted) in five annual installments rather than in a single payment as described in Section 5.01[1]. If such election is made, the value of each annual installment will be equal to the Member’s Account balance as of the date of distribution, divided by the number of remaining installments due. Subject to Section 5.02[2], the first annual installment will be distributed within 70 days following the occurrence of the earliest of any of the following distribution events: [a] a Change in Control, [b] the Participant’s or Inactive Participant’s Termination or [c] the Participant’s or Inactive Participant’s Disability. The remaining installments will be distributed annually on the anniversary date of the distribution event, beginning on the first anniversary of such distribution event.
[2] Notwithstanding the foregoing, if an Account becomes distributable in connection with a Participant’s or an Inactive Participant’s Termination (as described in Section 5.02[1]) and the Participant or Inactive

Participant is a Key Employee at the time of such Termination, no distribution of any portion of the Account will be made until the first business day of the seventh month following such Termination or, if earlier, the Key Employee’s death (any such date in this sentence, the “Distribution Date”). Any distributions which, absent their deferral under this Section 5.02[2], would have been payable to the Key Employee during the postponement period will be paid in a lump sum to the Key Employee on the Distribution Date.
[3] A Participant’s election under this section will become effective if the Participant completes and returns the applicable Participation Agreement to the Committee as described in Section 3.03.
5.03 Effect of Code §§280G and 4999. If the sum of the payments described in this section and those provided under all other plans, programs or agreements between the Member and the Company and all Related Entities would result in a loss of deduction under Code §280G or an excise tax under Code §4999, the Company will reduce the value of the amounts distributed to the Member under this Plan to the greater of [1] $00.00 or [2] the amount necessary to ensure that his or her total “parachute payment” as defined in Code §280G(b)(2)(A) under this Plan and all other plans, programs or agreements between the Member and the Company and all Related Entities will be $1.00 less than the amount that would result in a loss of deduction under Code §280G and an excise tax under Code §4999. Any reduction pursuant to this Section 5.03 shall be made in accordance with Code §409A.
5.04 Full Discharge. Once a Member’s Accounts have been fully distributed, none of the Company, any Related Entity, the Board, the Committee or the Plan will have any further liability to the Member.
6.00 Taxes
6.01 Withholding for Taxes Due on Plan Benefits. Regardless of any other provision of this Plan, any payment due under the Plan to or on account of an Employee (or former Employee) will be reduced by the amount of any federal, state and local income, wage, employment and other taxes the Employer is required to withhold under any applicable law or regulation from any Plan Benefit. However, Directors will be solely liable for the payment of any taxes due on their Plan Benefits.
6.02 Withholding for Taxes Due Before Plan Benefits Begin. An Employee’s (or former Employee’s) portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Plan Benefit before that Plan Benefit is distributed will be withheld from the Employee’s (or former Employee’s) other compensation or, if no other compensation is then payable to him or her, the Employee (or former Employee) shall remit to the Company an amount sufficient to satisfy such liability. However, Directors will be solely liable for the payment of any taxes due before Plan Benefits begin.
7.00 Administration
7.01 Committee. The Board will designate the members of the Committee that administers this Plan. Any action by the Committee under the Plan may be taken by resolution of the Committee, by an officer of the Company or by any other person or persons duly authorized by resolution of the Committee.
7.02 Committee Duties. The Committee will be responsible for the general administration and management of the Plan and will administer the Plan on a nondiscriminatory basis in accordance with its terms. The Committee will have all powers and duties necessary to fulfill its responsibilities, including the following:
[1] To determine all questions relating to the eligibility of an Employee or Director to become a Participant;
[2] To determine, compute and certify the amount and kind of benefits payable to Members;
[3] To authorize payment of Plan Benefits;

[4] To maintain all records necessary for the administration of the Plan, other than those maintained by each Related Entity;
[5] To provide for disclosure of all information and filings or provision of all reports and statements to Members or governmental bodies that are required by the Code, ERISA or any other applicable law;
[6] To adopt or modify rules for the regulation or application of the Plan;
[7] To administer the claims procedure set forth in Section 7.03;
[8] To delegate any power or duty to any firm or person in accordance with Section 7.04;
[9] Unless otherwise provided in Section 7.03, to decide all other questions or disputes arising from the operation of the Plan;
[10] To exercise all other powers or duties granted to the Committee by other Plan provisions; and
[11] At least annually, apprise the Board and each Employer of the Plan’s operation, including the value of Plan Benefits.
7.03 Benefit Claims.
[1] Normally, a Member need not present a formal claim in order to receive his or her Plan Benefit. However, a Member or Beneficiary (“Claimant”), or the Company acting on behalf of a Claimant, must notify the Committee if the Claimant believes that he or she is entitled to a larger Plan Benefit than that proposed to be distributed. This request must be in writing directed to the Committee and must set forth the basis of the claim and authorize the Committee to conduct any examinations that may be necessary for the Committee, in its discretion, to assess the validity of the claim and to take steps necessary to facilitate the payment of Plan Benefits to which the Claimant may be entitled.
[2] A decision by the Committee will be made promptly but not later than 90 days after the Committee’s receipt of the claim for Plan Benefits (or if the claim is a claim on account of Disability, within 45 days of the receipt of such claim), unless special circumstances warrant an extension of the time for processing the claim. Any extension for deciding a claim will not be for more than an additional 90 day period, or if the claim is on account of Disability, for not more than two additional 30 day periods.
[3] Whenever the Committee denies a claim for benefits, a written notice prepared in a manner calculated to be understood by the Claimant must be provided setting forth:
[a] The specific reasons for the denial;
[b] The specific reference to the pertinent Plan provisions, rules, procedures or protocols upon which the denial is based;
[c] A description of any additional material or information the Claimant may submit to perfect the claim and an explanation of why that material or information is necessary;
[d] An explanation of the Plan’s claim review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse determination upon review; and
[e] In the case of an adverse determination of a claim on account of Disability, the information to the Claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation §2560.503-1(g)(1)(v).

If special circumstances require the extension of the 45 day or 90 day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90 day period, or if the claim is on account of Disability, for not more than two additional 30 day periods.
[4] Review Procedure. A Claimant whose claim has been wholly or partially denied:
[a] May request that the claim be reviewed by the Board by filing a written appeal within 60 days after receiving written notice that all or part of the initial claim was denied (180 days in the case of a denial of a claim on account of Disability);
[b] May review pertinent Plan documents and other material upon which the Committee relied when denying the initial claim; and
[c] May submit a written description of the reasons for which the Claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Board. The Board is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Board’s decision on review will be sent to the Claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board will consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the Claimant’s right to bring an action under ERISA §502(a).
The Board’s decision on review will be made not later than 60 days (45 days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant will indicate the special circumstances requiring the extension and the date by which the Board expects to render a decision and will be provided to the Claimant prior to the expiration of the initial 45 day or 60 day period.
In the case of a claim on account of Disability: [i] the review of the denied claim shall be conducted by a review official who is neither the individual who made the benefit determination nor a subordinate of such person; and [ii] no deference shall be given to the initial benefit determination. For issues involving medical judgment, the review official must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the Claimant has exhausted such Claimant’s remedies under this Section 7.03.
7.04 Delegation of Administrative Responsibility.
[1] The Committee may delegate all or any portion of its administrative responsibilities with respect to the Plan, subject to the terms of this section.
[2] A delegation under this section may be made only through a written instrument signed by the Committee that specifies the responsibilities delegated to that delegate. Any delegation of responsibilities will be effective upon the date specified in the delegation, subject to written acceptance by the delegate. At least annually, any delegate must report to the Committee any information necessary to fully inform the Committee of the status and operation of the Plan and of the delegate’s discharge of the responsibilities delegated.
7.05 Compensation, Expenses and Indemnity.
[1] The Committee and any delegate under Section 7.04 who is an Employee will serve without compensation for services to the Plan. The Company and the other Employers will furnish the Committee and any delegate under Section 7.04 with all clerical or other assistance necessary to perform his or her duties. The Committee is authorized to employ any legal counsel and advisors as it may deem advisable to assist in the performance of its duties hereunder.
[2] The Company will pay all expenses of administering the Plan, although these may be allocated among Employers.
[3] To the extent permitted by applicable law, the Company and each other Employer will indemnify and save harmless the Board, the Committee and any delegate appointed under Section 7.04 who is an Employee against any and all expenses and liabilities (including legal fees incurred to defend against those liabilities) arising out of their discharge in good faith of the responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity. This indemnity does not preclude any further indemnities available under insurance purchased by the Company or any Related Entity or provided by the Company or a Related Entity under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, as are permitted under applicable law.
7.06 Effect of Committee Action.
[1] All actions taken and all determinations made by the Committee in good faith will be final and binding upon all Members, the Company, each other Employer, each Related Entity and any other person interested in the Plan. To the extent the Committee has been granted discretionary authority under the Plan, its prior exercise of this authority will not subsequently obligate the Committee to exercise its authority in a like fashion.
[2] The Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of Plan provisions are vested with the Committee, in its absolute discretion, including the determination of Plan Benefits, eligibility and interpretation of Plan provisions. All decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.
8.00 Amendments
8.01 Company’s Right to Amend Plan. The Company reserves the right to make, from time to time, any amendment or amendments to the Plan. By adopting this Plan, each Employer delegates to the Company the authority described in this section. Without the affected Member’s written consent, no amendment to the Plan will be effective to the extent that it retroactively decreases a Member’s Plan Benefit.
8.02 Action by Company. Any action by the Company under this Section 8.00 may be taken by resolution of the Board, by an officer of the Company or by any other person or persons duly authorized by resolution of the Board.
9.00 Termination/Withdrawal
9.01 Right to Terminate. The Company may terminate the Plan at any time with respect to some or all Members and no further Plan Benefits will accrue after the effective date of that termination. By adopting this Plan, each Related Entity delegates to the Company the authority described in this section.

9.02 Distribution of Plan Benefits After Plan Termination. A termination of the Plan will not accelerate the distribution of any Plan Benefits, unless such distribution is permitted under and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix). Instead, Plan Benefits will be distributed on the date the Plan Benefits would have been distributed had the Plan not been terminated.
9.03 Withdrawal. By action of its board of directors or other governing entity, any Employer may withdraw from the Plan. However, this withdrawal [1] will not be effective until the first day of the Plan Year beginning after the date of that action and [2] will not result in the accelerated liquidation or payment of Plan Benefits earned by the withdrawing Employer’s Employees or Directors. Instead, these amounts will be distributed according to the terms of this Plan without regard to the Employer’s withdrawal.
10.00 Funding
The Plan is an unfunded, unsecured promise, within the meaning of Title I of ERISA, by each Employer to pay only those Plan Benefits that are accrued by Members while Employees or Directors of each Employer under the terms of the Plan. Neither the Company nor any Related Entity is required to segregate any assets into a fund established exclusively to pay Plan Benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor the other Employers will be liable for the payment of Plan Benefits that are actually distributed from a trust established for that purpose. Also, Members have only the rights of a general unsecured creditor and do not have any interest in or right to any specific asset of the Company, any other Employer or any Related Entity. Nothing in this Plan constitutes a guarantee by the Company, any other Employer or any Related Entity or any other entity or person that its assets will be sufficient to pay Plan Benefits.
11.00 Miscellaneous
11.01 Mistakes and Misstatements. In the event of a mistake or a misstatement by a Member as to any item of information that is furnished pursuant to the terms of the Plan that has an effect on the amount distributed or to be distributed to that Member, or a mistake by the Plan as to the amount distributed or to be distributed to a Member, the Committee will take any action which in its judgment will result in the payment to which the Member is properly entitled under the Plan.
11.02 No Contract. The adoption and maintenance of this Plan [1] is not a contract of employment between an Employer and any Employee or Member or other person and is not to be interpreted as consideration for, or an inducement or condition of, any employment and [2] is no guarantee that any Director will be nominated for or elected to the Board or the board of directors of any Related Entity. Nothing in this Plan gives to any person the right to be retained in the Company’s or any Employer’s service or to interfere with the Company’s or any Related Entity’s right (which right is expressly reserved) to discharge, with or without cause, any Employee or Member or other person at any time without any liability for any claim either against the Plan (except to the extent otherwise described in the Plan) or against the Company, any other Employer, any Related Entity or the Committee (or any member of the Committee).
11.03 Service of Process. The Company’s Secretary is designated as agent for the service of legal process on the Plan.
11.04 Merger or Consolidation. Subject to other terms of the Plan, in the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Member will be entitled to receive immediately after the merger, consolidation or transfer a Plan Benefit that is equal to, or greater than, the Plan Benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer.
11.05 No Alienation. The right of a Member or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member’s designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect. Any attempted action contrary to this section, will be null and void and of no effect whatsoever; the Company, each other Employer, each Related Entity and the Committee (and each member of the Committee) may disregard that action and will not be in any manner bound by it; and they, and each of them, will suffer no liability by reason of it. If any Member or other person attempts to take any action contrary to this section, the Company, each other Employer, each Related Entity and the Committee (and each member of the Committee) will be reimbursed and indemnified on demand by the Member for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of that action.
11.06 Beneficiary Designation. Each Member may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any vested Plan Benefit that is undistributed at the Member’s death. Unless otherwise provided in the Beneficiary designation, each designation made will revoke all earlier designations made by the same Member, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Member has not made an effective Beneficiary designation, the deceased Member’s Beneficiary will be his or her surviving spouse or, if none, the deceased Member’s estate. The identity of a Member’s designated Beneficiary will be based only on the information included in the latest Beneficiary designation form completed by the Member and will not be inferred from any other evidence.
11.07 Applicable Law. The Plan will be governed by and construed in accordance with the laws (other than laws governing conflicts of laws) of the United States and, to the extent applicable, the laws of Ohio.
11.08 Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of the Plan.
11.09 Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.
11.10 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.
11.11 Coordination with Other Plans. Members’ rights to any Plan Benefits will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between Members, the Company or any other Employer.
11.12 Offset. Regardless of any other Plan provision, an Employer may offset any payment due to any Member under the Plan against any other amounts the Member may owe to that Employer or the Company, whether or not that obligation originated under the terms of the Plan or elsewise; provided that such offset does not result in the acceleration of the time or schedule of a payment under the Plan.
11.13 Extension of Plan to Related Entities. By action of its Board, the Company may extend this Plan to a Related Entity, but only if the board of directors or governing body of the Related Entity accepts participation in the Plan, agrees to the terms of the Plan and delegates to the Company and the Committee the authority to amend, terminate and administer the Plan according to its terms.
11.14 Code §409A Compliance. It is intended that this Plan comply with Code §409A and the Treasury Regulations promulgated thereunder, and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Member, and none of the Company, any Related Entities, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Code §409A.
11.15 Payments Upon Income Inclusion Under Code §409A. The Company may accelerate the time or schedule of a payment to a Member to pay an amount the Member includes in income as a result of the Plan failing to meet the requirements of Code §409A and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A and the Treasury Regulations promulgated thereunder.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of this 31 day of December, 2008.

R. G. BARRY CORPORATION

By:	/s/ José G. Ibarra
Title:	Senior Vice President — Treasurer